Exhibit 99.3

Alcoa Inc.

Offer to Exchange

$750,000,000

5.72% Notes due 2019

for

5.72% Notes due 2019

that have been registered under the

Securities Act of 1933, as amended

and

$627,182,000

5.87% Notes due 2022

for

5.87% Notes due 2022

that have been registered under the

Securities Act of 1933, as amended

Pursuant to the Prospectus dated                     , 2007

The exchange offer and withdrawal rights will expire at 5:00 p.m., New York City time, on                     , 2007, unless extended by Alcoa (the “expiration date”). Tenders may be withdrawn prior to 5:00 p.m., New York City time, on the expiration date.

To Our Clients:

Enclosed for your consideration is a prospectus dated                     , 2007 and the related letter of transmittal and instructions thereto in connection with the offer, referred to as the exchange offer, of Alcoa Inc., a Pennsylvania corporation (the “Company”), to exchange the entire outstanding principal amount of its 5.72% notes due 2019 and its 5.87% notes due 2022, referred to as the old notes, for a like principal amount of its 5.72% notes due 2019 and its 5.87% notes due 2022 which have been registered under the Securities Act of 1933, as amended, referred to as the new notes, upon the terms and subject to the conditions set forth in the prospectus and the letter of transmittal. Consummation of the exchange offer is subject to certain conditions described in the prospectus.

We are the registered holder of old notes held by us for your account. A tender of any such old notes in the exchange offer can be made only by us as the registered holder and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used by you to tender old notes held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender any or all such old notes held by us for your account pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. We urge you to read the prospectus and the letter of transmittal carefully before instructing us to tender your old notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender old notes on your behalf in accordance with the provisions of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City Time, on                     , 2007, unless extended. Old notes tendered pursuant to the exchange offer may be withdrawn only under the circumstances described in the prospectus and the letter of transmittal.

Your attention is directed to the following:

1. The exchange offer is for the entire aggregate principal amount of outstanding old notes.

2. Consummation of the exchange offer is conditioned upon the terms and conditions set forth in the prospectus under the caption “The Exchange Offer—Conditions to the Exchange Offer.”

3. Tendering holders may withdraw their tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

4. Any transfer taxes incident to the transfer of old notes from the tendering holder to the Company will be paid by the Company, except as provided in the prospectus and the instructions to the letter of transmittal.

5. The exchange offer is not being made to, nor will the surrender of old notes for exchange be accepted from or on behalf of, holders of old notes in any jurisdiction in which the exchange offer or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

6. The acceptance for exchange of old notes validly tendered and not withdrawn and the issuance of new notes will be made as soon as practicable after the expiration date.

7. The Company expressly reserves the right, in its reasonable discretion and in accordance with applicable law, (i) to delay accepting any old notes, (ii) to terminate the exchange offer and not accept any old notes for exchange if it determines that any of the conditions to the exchange offer, as set forth in the prospectus, have not occurred or been satisfied, (iii) to extend the expiration date of the exchange offer and retain all old notes tendered in the exchange offer other than those notes properly withdrawn, or (iv) to waive any condition or to amend the terms of the exchange offer in any manner. In the event of any extension, delay, non-acceptance, termination, waiver or amendment, the Company will as promptly as practicable give oral or written notice of the action to the exchange agent and make a public announcement of such action.

8. Consummation of the exchange offer may have adverse consequences to non-tendering old note holders, including that the reduced amount of outstanding old notes as a result of the exchange offer may adversely affect the trading market, liquidity and market price of the old notes.

If you wish to have us tender any or all of the old notes held by us for your account, please so instruct us by completing, executing and returning to us the instruction form that follows.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the exchange offer made by Alcoa Inc. with respect to the old notes.

This will instruct you to tender the principal amount of old notes indicated below held by you for the account of the undersigned pursuant and subject to the terms and conditions set forth in the prospectus and the related letter of transmittal.

☐    Please tender the old notes held by you for my account as indicated below:

Check Box to Indicate which Old Notes are to be Tendered	Outstanding Old Notes	Aggregate Principal Amount Held for Account of Holder	Principal Amount of Old Notes to be Tendered (and any Certificate #)*
☐	5.72% Notes due 2/23/2019		$

☐	5.87% Notes due 2/23/2022		$

*	None of the old notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all old notes held by us for your account.

OR

☐  Please do not tender any old notes held by you for my account.

Dated:                     , 2007

X
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